Exhibit 99.1

MTM Technologies Announces Reverse Stock Split Effective

STAMFORD, CT – June 26, 2008 – MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, announced today that its previously disclosed 1 for 15 reverse stock split went into effect on June 25, 2008 following the filing of its restated certificate of incorporation with the New York State Department of State.  Trading of MTM’s common stock on the split adjusted basis will begin today, June 26, 2008, on the NASDAQ Capital Market. In accordance with NASDAQ rules, NASDAQ will append a "D" to the Company's stock listing (MTMCD) to indicate the reverse stock split. This "D" will remain appended to the Company's listing for a period of 20 trading days.

The reverse stock split was implemented by MTM to avoid delisting of its common stock by NASDAQ for failure to comply with the minimum bid price for the Company’s common stock. MTM Technologies received a delisting notice from NASDAQ on May 14, 2008 and, pursuant to NASDAQ procedures, requested a hearing before a NASDAQ Listing Qualifications Panel (“Panel”). The hearing request stayed the suspension of trading and delisting of the Company's common stock pending the issuance of the Panel's decision. The Panel’s hearing is scheduled for July 10, 2008. There can be no assurance that the Panel will grant the Company's request for continued listing.

The reverse split reduces the number of shares of MTM’s outstanding common stock from 13.4 million to approximately 900,000. Fractional shares created as a result of the stock split will be paid out in cash. The exercise price and the number of shares of common stock issuable under MTM’s outstanding options have been proportionately adjusted to reflect the reverse stock split. Informational letters will be sent to all shareholders of record by MTM’s transfer agent, American Stock Transfer.

MTM and MTM Technologies are trademarks of MTM Technologies, Inc.

About MTM Technologies, Inc.

MTM Technologies, Inc. is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies.  Partnered with industry-leading technology providers such as Cisco Systems, Citrix, Microsoft, HP, Sun Microsystems, EMC, and Avaya, MTM Technologies offers comprehensive solutions in the areas of access, convergence, consolidation, and virtualization.  In addition, MTM Technologies provides a broad range of managed services, including system monitoring and management, hosting, security management, IP telephony management, and IT support, as well as IT staffing and training services.  For more information, visit www.mtm.com.

 “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings.  The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in  MTM Technologies’ expectations or future events.

For more information, contact:

J.W. (Jay) Braukman, III
Chief Financial Officer
MTM Technologies, Inc.
203-975-3700
investorrelations@mtm.com